Exhibit 99.1

News Release

Contacts:

Leslie S. Magee

Chief Financial Officer

225-298-5261

lmagee@he-equipment.com

Kevin S. Inda

Corporate Communications, Inc.

407-566-1180

kevin.Inda@cci-ir.com

H&E Equipment Services Completes Public Offering

BATON ROUGE, Louisiana – (Feb. 3, 2006) – H&E Equipment Services, Inc. (NASDAQ: HEES) announced today that it completed its public offering of common stock at a price of $18.00 per share.  The Company sold 10,937,500 shares in the offering.  An additional 1,640,625 shares were sold pursuant to an over-allotment option exercised by the underwriters.  The Company’s stock began trading on the Nasdaq National Market on January 31, 2006 under the symbol “HEES.”

Total net proceeds to the Company from the offering, after deducting underwriter discounts and commissions and estimated offering expenses, are approximately $198,807,813.  The Company intends to use the net proceeds to fund the Company’s proposed acquisition of a construction and industrial equipment rental company; purchase rental equipment currently under operating leases; pay deferred compensation owed to a current executive and a former executive; and, with the remaining proceeds, repay borrowings under the Company’s senior secured credit facility and/or use for general corporate purposes.

Credit Suisse First Boston and UBS Investment Bank acted as joint book-runners for the offering.  Banc of America Securities LLC, Deutsche Bank Securities and JP Morgan acted as co-managers for the offering.  A copy of the final prospectus related to this offering may be obtained by contacting the Credit Suisse Prospectus Department at 1-800-221-1037 or 1-212-325-2580.

A registration statement relating to these shares of common stock has been filed with and declared effective by the Securities and Exchange Commission.  The offering of securities of the Company is being made solely by means of a prospectus.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of such common stock in any state or jurisdiction in which such offer,

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solicitation or sale would be unlawful prior to registration or qualification under securities laws of any such state or jurisdiction.

About H&E Equipment Services, Inc.

H&E Equipment Services, Inc. is one of the largest integrated equipment services companies in the United States with 41 full-service facilities throughout the Intermountain, Southwest, Gulf Coast and Southeast regions of the United States. The Company is focused on heavy construction and industrial equipment and rents, sells and provides parts and service support for four core categories of specialized equipment: (1) hi-lift or aerial platform equipment; (2) cranes; (3) earthmoving equipment; and (4) industrial lift trucks. By providing equipment rental, sales, and on-site parts, repair and maintenance functions under one roof, the Company is a one-stop provider for its customers’ varied equipment needs. This full service approach provides the Company with multiple points of customer contact, enabling it to maintain a high quality rental fleet, as well as an effective distribution channel for fleet disposal and provides cross-selling opportunities among its new and used equipment sales, rental, parts sales and service operations. The Company trades on the Nasdaq Stock Exchange under the symbol “HEES.”  For further information regarding H&E Equipment Services, Inc., please go to www.he-equipment.com and select “Investor Relations.”

Forward-Looking Statements

Statements in this press release regarding the Company’s business that are not historical facts are “forward-looking statements” that involve risks and uncertainties.  For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Registration Statement on Form S-1 (Reg. No. 333-128996), as amended, as filed with the Securities and Exchange Commission.

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